Exhibit 99.1

Packable Announces January Financial Performance Highlights and Geographic Expansion

Delivers Strong Revenue Performance in January

Establishing West Coast Presence Through California Fulfillment & Replenishment Facility Opening in Q2 2022, Further Positioning Packable to Accelerate Sales Growth

Business Combination with Highland Transcend Partners I Corp. on Track to Close Later this Year

NEW YORK – February 16, 2022 – Packable (the “Company”), a leading tech-enabled e-commerce company, sitting at the intersection of brands, marketplaces and customers, announced today its financial performance highlights for January 2022 as well as the Company’s geographic expansion. Today’s announcement demonstrates the Company’s continued growth and follows the announcement of Packable’s intention to become a public company through a merger with Highland Transcend Partners I Corp (“Highland Transcend”).

January 2022 Financial Performance Highlights

Packable experienced preliminary estimated average daily net revenue of approximately $1.6 million during the month of January 2022, an increase as compared to the average daily net revenue of $1.5 million during Q4 2021. The Company also experienced net revenue growth of mid-30% in the month ended January 31, 2022 as compared to January 2021.

“This is an exciting time of growth for Packable,” said Andrew Vagenas, CEO of Packable. “2022 is off to a great start and we are proud of the accelerated growth we delivered in January. Packable is well-positioned to continue building momentum and supporting our brand partners.”

Geographic Expansion

With the growth of third-party marketplaces, Packable has been handling orders from an increasing volume of customers located on the West Coast. Recognizing the need for a local facility to service these customers, Packable is opening a 333,000 square foot facility in Perris, California in Riverside County that will include a temperature-controlled fulfillment and replenishment center. Packable intends to hire more than 270 employees in the first five years, offering a compelling employment opportunity, including competitive salary and benefits and the ability to shape a dynamic and engaging culture and company. The facility is set to open in Q2 2022.

Through the opening of the new Riverside County facility, Packable remains on track to accelerate sales in Q2 2022 with the addition of the incremental warehouse capacity. The new facility will provide certain key advantages, including allowing Packable to (i) reduce air freight usage and facilitate ground shipments to the West Coast, (ii) increase product listing availability as a result of lower shipping costs and the ability to source products more effectively from West Coast vendors and (iii) diversify the product offerings to include products that require special handling, such as fragrances.

“The ability to manage and fulfill orders out of California will support faster turnaround times, enhance the experience of our growing customer base on the West Coast and substantially reduce shipping costs,” added Vagenas. “Importantly, we look forward to building long-term relationships in the community, creating new employment opportunities and driving positive economic development.”

Jones Lang LaSalle Incorporated (JLL) served as the broker for Packable’s new Riverside County facility, and the lease is from Blumenfeld Development Group.

Packable is expected to be listed under the new ticker symbol “PKBL” in connection with the closing of the merger with Highland Transcend. It is currently anticipated that the business combination will be consummated as promptly as possible following the general meeting of Highland Transcend shareholders to be held on March 29, 2022, subject to satisfaction or waiver of the closing conditions to the consummation of the business combination.

About Packable

Packable is a leading e-Commerce company with a proprietary technology platform that empowers brands throughout the transaction lifecycle, by providing them with tech-enabled inventory planning and data analytics, marketing, marketplace management, logistics and distribution, customer experience and support. Founded in 2010, Packable has approximately 1000 employees, including a premier team of e-Commerce experts, connecting consumers to their favorite brands on online marketplaces such as Amazon, Walmart, Google, eBay, Target, Kroger and Facebook, becoming one of the largest marketplace sellers in North America. By combining the end-to-end commerce lifecycle in one platform, Packable acts as a comprehensive service provider and empowers its brand partners to avoid disparate and inefficient points of sale. Additionally, since Packable helps facilitate the vast e-Commerce lifecycle, it gains access to rich customer transaction data, providing it with differentiated data insights that it uses to optimize its platform and benefit its brand partners.

To learn more about Packable, which announced on September 9, 2021 that it plans to become a public company through a merger (the “Proposed Transaction”) with Highland Transcend, please visit: packable.com. Packable expects to be listed under the ticker symbol “PKBL.”

Participants in the Solicitation

Packable Holdings, LLC (“Packable”), Highland Transcend Partners I Corp. (“HTP”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of shares of HTP common stock in respect of the Proposed Transaction. Information about HTP’s directors and executive officers and their ownership of HTP common stock and other information regarding the interests of such individuals, as well as information regarding Packable’s directors and executive officers, is set forth in the definitive proxy statement/prospectus included in HTP’s registration statement on Form S-4. You may obtain free copies of these documents as described in the succeeding paragraph.

Additional Information and Where To Find It

In connection with the transaction described herein, HTP has filed and will file relevant materials with the SEC, including a registration statement on Form S-4 that contains a prospectus/proxy statement of HTP. The proxy statement/prospectus will be sent to all HTP and Packable stockholders. INVESTORS AND SECURITY HOLDERS OF HTP AND PACKABLE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT HTP WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HTP, PACKABLE AND THE TRANSACTION. This communication is not a substitute for the registration statement, proxy statement/prospectus or any other documents that HTP may file with the SEC or send to stockholders in connection with the Proposed Transaction. The documents filed by HTP with the SEC may be obtained free of charge at HTP’s website at https://www.highlandtranscend.com/ or the SEC’s website (www.sec.gov). Investors and security holders are urged to read the proxy statement/prospectus and other relevant materials when they become available before making any voting or investment decision with respect to the Proposed Transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

The information in this communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the expected growth of Packable’s corporate functions, the timing of and potential benefits of Packable’s geographic expansion, preliminary estimates of January 2022 financial performance, anticipated collaboration with brand partners and the success of related offerings, potential benefits of the Proposed Transaction and expectations related to the terms and timing of the Proposed Transaction. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Packable’s and HTP’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Packable and HTP. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of Packable or HTP is not obtained; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to Packable; future global, regional or local economic and market conditions; the development, effects and enforcement of laws and regulations; Packable’s ability to manage future growth; the effects of the COVID-19 pandemic; the effects of competition on Packable’s future business; the amount of redemption requests made by HTP’s public shareholders; the ability of HTP or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and those factors discussed in HTP’s final prospectus that forms a part of HTP’s Registration Statement on Form S-1 (Reg. No. 333-250125), filed with the SEC pursuant to Rule 424(b)(4) on December 4, 2020, its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors,” its registration statement on Form S-4 and definitive proxy statement/prospectus relating to the proposed business combination as declared effective by the SEC under the heading “Risk Factors,” and other documents of HTP filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither HTP nor Packable presently know or that HTP nor Packable currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect HTP’s or Packable’s expectations, plans or forecasts of future events and views as of the date of this communication. HTP and Packable anticipate that subsequent events and developments will cause HTP’s or Packable’s assessments to change. However, while HTP and Packable may elect to update these forward-looking statements at some point in the future, HTP and Packable specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing HTP’s or Packable’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

In addition, any figures with respect to January 2022 financial performance are preliminary only, and have not been audited or reviewed.

Media Contacts:

Emily Claffey/Hayley Cook/Suzanne Byowitz

Sard Verbinnen & Co

Packable-SVC@sardverb.com